Exhibit 4.1

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following summarizes the terms and provisions of certain securities of Triumph Bancorp, Inc., a Texas corporation (the “Company”). The common stock of the Company is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Second Amended and Restated Certificate of Formation (as amended, the “Certificate of Formation”) and Amended and Second Amended and Restated Bylaws (as amended, the “Bylaws”), which the Company has previously filed with the U.S. Securities and Exchange Commission, federal and state banking laws and regulations, and the Texas Business Organizations Code (the “TBOC”).

Authorized Capital

Our authorized capital stock consists of 50,000,000 shares of common stock, par value of $0.01 per share and 1,000,000 shares of preferred stock, par value of $0.01 per share. As of December 31, 2019, there were 24,964,961 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to issue all authorized but unissued shares of common stock without any further stockholder action.

Common Stock

Voting Rights.  Each holder of common stock is entitled to one vote for each share held on all matters on which our stockholders are entitled to vote. Directors are elected by a plurality vote standard in contested elections and a majority vote standard in uncontested elections, and no stockholder has the right to cumulative voting with respect to the election of directors.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or our Certificate of Formation, the act of the stockholders will be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of stockholders at which a quorum is present.

Dividend Rights.  Subject to the prior rights of holders of any then outstanding shares of our preferred stock, each share of common stock has equal rights to participate in dividends when, as and if declared by our board of directors out of funds legally available therefor.

Liquidation Rights.  Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of our preferred stock, in the event of our liquidation, the holders of our common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other.  Our stockholders have no subscription, sinking fund, conversion or preemptive rights.

Exchange and Trading Symbol.  The common stock is listed for trading on the NASDAQ Global Select Market under the symbol “TBK.”

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is EQ Shareowner Services.

Preferred Stock

The Company may issue preferred stock from time to time upon the approval of the board of directors in one or more series without further stockholder approval. The board of directors may designate the number of shares to be issued in such series and the rights, preferences, privileges and restrictions granted to, or imposed on, the holders of such shares. If issued, such shares of preferred stock could have dividends and liquidation preferences and may otherwise affect the rights of holders of the common stock. As of the date hereof, the Company has no outstanding shares of preferred stock.

The rights of the holders of the common stock will generally be subject to the rights of the holders of any existing outstanding shares of preferred stock with respect to dividends, liquidation preferences and other matters.

Anti-takeover Effects

Texas law and certain provisions of our Certificate of Formation and Bylaws may be deemed to have anti-takeover effects and may delay, prevent, discourage or make more difficult unsolicited tender offers or takeover attempts that a stockholder may consider to be in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.

No Action by Written Consent Without Unanimous Consent. Under our Certificate of Formation and Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent in lieu of a meeting of stockholders only with the unanimous written consent of our stockholders;

Business Combinations. We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which provides that, subject to certain exceptions, a Texas corporation such as us may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Stockholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Stockholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Stockholder was approved by the board of directors of the corporation before the Affiliated Stockholder became an Affiliated Stockholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Stockholder, at a meeting of stockholders called for that purpose (and not by written consent), not less than six months after the Affiliated Stockholder became an Affiliated Stockholder. Neither our Certificate of Formation or Bylaws contains any provision expressly providing that we will not be subject to the Texas business combination law. This law may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our stockholders;

Authorized Capital Stock. We have authorized but unissued shares of preferred stock and common stock and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise;

Special Meetings of Stockholders. Our Certificate of Formation and Bylaws provide that a special meeting of stockholders may be called only by our board of directors or the chairman of the board of directors or upon the written request of the holders of not less than 50% of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting;

Board Vacancies. Our Certificate of Formation and Bylaws enable the board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors then in office;

Bylaw Amendments. Provisions in our Certificate of Formation and Bylaws allow our board of directors to amend or repeal the Bylaws by a majority vote of the directors present at a meeting;

Charter Amendments. Texas law requires that stockholders representing two-thirds of the outstanding shares of common stock approve all amendments to our Certificate of Formation and approve mergers and similar transactions;

Advance Notice. The requirement that any stockholders that wish to bring business before our annual meeting of stockholders or nominate candidates for election as directors at our annual meeting of stockholders must provide advance notice of their intent in writing;

Removal of Directors. The vote of no less than the majority of stockholders will be required for stockholders to remove from office a member of our board of directors with cause; and

Board of Directors. Our Certificate of Formation and Bylaws previously provided for our board of directors to be classified into three classes of directors, with the members of one class to be elected each year. On May 10, 2018, our stockholders approved an amendment to our Certificate of Formation pursuant to which, beginning with the 2019 annual meeting of stockholders, directors are elected to hold office for a term of one year, and as of our 2021 annual meeting, our board of directors should be fully declassified and, thereafter, at each annual election of directors, all of our board of directors will be comprised of one class and all such directors will be elected on an annual basis.  Our Certificate of Formation and Bylaws also provide for noncumulative voting and a plurality voting standard in the contested elections of directors and a majority voting standard in uncontested elections of directors.

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